UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

PPG Industries, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On March 15, 2010, PPG Industries, Inc. posted the following communication on its corporate intranet website:

Employee shareholders encouraged to vote

April 15 annual shareholders meeting

PPG’s 2010 Annual Meeting of Shareholders will be conducted on Thursday, April 15 at the David L. Lawrence Convention Center in Pittsburgh.

Employees who were PPG shareholders on Feb. 19, 2010 should have received a notice (by mail or e-mail) providing detailed voting instructions and the manner for accessing the proxy materials for the annual meeting.

As indicated in the proxy materials, PPG’s Board of Directors recommends that shareholders vote as follows:

•	Proposal 1: FOR the election of three directors (James G. Berges, Victoria F. Haynes and Martin H. Richenhagen), each for a term of three years;

•	Proposal 2: FOR the endorsement of Deloitte & Touche LLP as our independent registered public accounting firm for 2010; and

•	Proposal 3: AGAINST the shareholder proposal requesting a report about our community environmental accountability.

“Shareholders have an important opportunity to vote on these important proposals,” said Denise Cade, assistant general counsel and secretary. “We encourage all shareholders to read the proxy materials and to exercise their right to vote.”

For more information about the annual meeting, visit the PPG Investor Center at www.ppg.com, where PPG’s 2010 proxy statement and 2009 annual report can be accessed.